EXHIBIT 21.1

                              List of Subsidiaries


Electronics Group

1.   Pacific Coast Technologies, Inc.
2.   Ceramic Devices, Inc.
3.   Northwest Technical Industries, Inc.
4.   Balo Precision Parts, Inc.
5.   Electronic Specialty Corporation

Aerospace Group

1.   Cashmere Manufacturing Co., Inc.
2.   Morel Industries, Inc.
3.   Seismic Safety Products, Inc.

Aeromet Group

1.   PA&E International, Inc.
     Subsidiary: Pacific A&E Limited
          Subsidiary: Pacific Aerospace & Electronics (UK) Limited
               Subsidiary: Aeromet International plc
                    Frank Ford (Aircraft Components) Limited
                    Kent Aerospace Limited
                    TKR Aerospace Limited
                    TKR Group Limited
                    TKR International Limited
                    Truflo Gas Turbines Limited